Exhibit 5.1

February 17, 2006

Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815

Ladies and Gentlemen:

We are acting as special counsel to NBT Bancorp Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the proposed public offering of up to 237,278 shares of the Company's common stock, par value $0.01 per share, all of which shares (the “Shares”) may be issued by the Company pursuant to the CNB Bancorp, Inc. Long-Term Incentive Compensation Plan and the CNB Bancorp, Inc. Stock Option Plan (together, the “Plans”). The Plans have become plans of the Company in connection with the Company’s acquisition of CNB Bancorp, Inc. on February 10, 2006. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.
The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 7, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.
Resolutions of the Board of Directors of the Company adopted at a meeting held on June 9, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the Agreement and Plan of Merger by and between the Company and CNB Bancorp, Inc., dated June 13, 2005 and adoption of the Plans pursuant thereto, the issuance of the Shares and arrangements in connection therewith.

Board of Directors
NBT Bancorp Inc.
February 17, 2006

5.	A copy of each of the Plans, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the filing of the Registration Statement with the Securities and Exchange Commission, (ii) issuance of the Shares pursuant to the terms of the Plans and (iii) receipt by the Company of the consideration for the Shares specified in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.